Exhibit 3.1

CONCURRENT COMPUTER CORPORATION

Certificate of Amendment
to the
Restated Certificate of Incorporation

CONCURRENT COMPUTER CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Corporation was originally incorporated pursuant to the General Corporation Law on August 3, 1981, under the name of Massachusetts Computer Corporation. The Corporation changed its name to Concurrent Computer Corporation on September 27, 1988.

SECOND: That, in accordance with Section 242 of the General Corporation law, the Board of Directors duly adopted resolutions approving the following amendment to the Corporation’s Restated Certificate of Incorporation (the “Certificate”) declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders:

Article I of the Certificate is amended and restated to read in its entirety as follows:

“The name of this corporation is CCUR Holdings, Inc. (the “Corporation”).”

IN WITNESS WHEREOF, Concurrent Computer Corporation has caused its duly authorized officer to duly execute this Certificate of Amendment to its Restated Certificate of Incorporation on this 2nd day of January, 2018.

CONCURRENT COMPUTER CORPORATION

By:	/s/ Heather Asher
Heather Asher
Senior Counsel and Corporate Secretary